Exhibit 10.26

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of the Note Payment Date (the “Effective Date”), by and among AERODYN ENGINEERING, LLC, a Delaware limited liability company (the “Company”) and DAVID LAWRENCE, an individual resident of Indiana (the “Employee”).

Recitals

WHEREAS, the Company desires to employ Employee on the terms and conditions set forth herein; and

WHEREAS, Employee desires to be employed by the Company on such terms and conditions.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

Agreement

1. Definitions. The following are terms used but not otherwise defined in the text of this Agreement.

1.1 “Affiliate” means as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such first Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting equity interests, by contract or otherwise). For the avoidance of doubt, each member of the Company Group (other than the Company) is an Affiliate of the Company.

1.2 “Cause” means the Employee’s (i) indictment for, or entering of a plea of guilty or nolo contendere (or its equivalent under any applicable legal system) with respect to (A) a felony or (B) any crime involving moral turpitude; (ii) commission of fraud, embezzlement or theft against any Person; (iii) engaging in any intentional activity that injures or would reasonably be expected to injure (monetarily or otherwise), in any material respect, the reputation, the business or a business relationship of the Company or any of its Affiliates; (iv) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company or its Affiliates under this Agreement, or willful refusal or failure to carry out the lawful instructions that are consistent with the Employee’s title and position; (v) violation of any fiduciary duty owed to the Company or any of its Affiliates; or (vi) breach of any Restrictive Covenant (as defined below) or material breach or violation of any other provision of this Agreement, of a written conduct policy or code of conduct of the Company or any of its Affiliates (as in effect from time to time). Termination for Cause may be determined by the Company’s Board. The Company shall deliver written notice of the intention to terminate Employee’s employment for Cause. Except when such acts constituting Cause which, by their nature, cannot reasonably be expected to be cured, the Employee shall have twenty (20) days following the delivery of such written notice by the Company of the intention to terminate the Employee’s employment for Cause within which to cure any acts constituting Cause. Following such 20-day cure period or if no 20-day cure is provided, the Employee shall be given five (5) business days within which to appeal the decision to terminate the Employee’s employment for Cause with the Company’s Board, and to appear (with or without counsel) at a hearing before the Board for the opportunity to present information regarding his views on the alleged Cause event. On appeal, any termination for Cause shall be determined only by the majority vote of the Company’s Board after the hearing. After the Company provides the original notice of its intent to terminate Employee’s employment for Cause, the Company may suspend the Employee from all his duties and responsibilities and prevent Employee from accessing the Company’s or its Affiliates’ premises or contacting any personnel of the Company or any of its Affiliates until a final determination on the hearing is made. If the Employee is suspended for Cause, and subsequently appeals the suspension and succeeds on appeal, the Employee shall be entitled to reimbursement of his salary and benefits for the period of the suspension. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, Employee’s resignation from employment at a time when Cause exists shall be treated as a termination of employment by the Company for Cause, and no cure rights, appeal rights or any other right to be heard by the Company’s Board shall be provided.

1.3 “CEO” means the Chief Executive Officer of the Company.

1.4 “Change of Control” means (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding voting securities of the Company, whether by merger, consolidation, sale or other transfer of shares (other than a merger or consolidation where the stockholders of the Company immediately prior to the merger or consolidation are immediately after such merger or consolidation the direct or indirect beneficial owners of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Company’s Board, and any new director whose election by the Company’s Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Company’s Board; provided, however, that the following shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of voting securities or securities convertible, exercisable or exchangeable into voting securities directly from the Company or (B) any acquisition of voting securities or securities convertible, exercisable or exchangeable into voting securities by any employee benefit plan (or related trust) sponsored by or maintained by the Company or any of its Subsidiaries; provided further, that a transaction will not be a Change of Control unless it also satisfies the requirements of Treasury Regulation 1.409A-3(i)(5)(v), (vi) or (vii); or (C) the transfer or other change of ownership with respect to shares of the outstanding voting securities of the Company consummated in connection with a corporate reorganization of the Company Group.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Company Group” means PAG and the Company, including their respective direct and indirect Subsidiaries.

1.7 “Company’s Board” means the Board of Directors of the Company.

1.8 “Company Invention” means any Invention that is Invented by the Employee (alone or jointly with others) (whether before, on or after the Effective Date) (i) in the course of, in connection with, or as a result of the Employee’s employment or other service with any member of the Company Group, (ii) at the direction or request of any member of the Company Group, or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of any member of the Company Group, whether or not during the Employee’s work hours.

1.9 “Confidential Information” shall mean all information of a sensitive, confidential or proprietary nature respecting the business and activities of any member of the Company Group or any of their respective Affiliates, or the predecessors and successors of any member of the Company Group or any of their respective Affiliates, including without limitation, the financial terms and conditions of this Agreement (unless required to be disclosed as part of regulatory filings) and the clients, customers, suppliers, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, Inventions, know-how, research, developments, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of any member of the Company Group or any of their respective Affiliates. “Confidential Information” also includes all information received by the Company or any other member of the Company Group under an obligation of confidentially to a third party. Notwithstanding the foregoing, Confidential Information shall not include any information that is generally available, or is made generally available, to the public other than as a result of a direct or indirect unauthorized disclosure by the Employee or any other Person subject to a confidentiality obligation.

1.10 “Disability” means that the Employee has been unable, as determined by the Company in good faith, to perform the Employee’s duties under this Agreement for a period of ninety (90) consecutive days, except for any leave covered by the Family Medical and Leave Act, or for a total of one hundred twenty (120) days (whether or not consecutive) during any period of twelve (12) consecutive months, as a result of injury, illness or any other physical or mental impairment.

1.11 “Good Reason” means any of the following actions taken by the Company without the Employee’s prior written consent: (i) a change in Employee’s title (as set forth in Section 2.2) or reporting (as set forth in Section 2.3); (ii) a material reduction in the Employee’s duties, responsibilities or authority; (iii) a material reduction of the Employee’s Base Salary (as defined below); (iv) failure or refusal of a successor to the Company to either materially assume the Company’s obligations under this Agreement or enter into a new employment agreement with the Employee on terms that are substantially equivalent to those provided under this Agreement, in any case, in the event of a Change of Control; (v) the Company’s relocating the Employee’s principal place of employment to, or requiring the Employee to work at, a location that is more than thirty (30) miles from the location at which the Employee worked immediately prior to such relocation, or (vi) a material breach of this Agreement by the Company. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (A) the Employee gives the Company written notice within sixty (60) days after the first occurrence of the event which the Employee believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Employee believes constitutes the basis for Good Reason, (B) the Company fails to cure such act or failure to act within thirty (30) days after receipt of such notice and (C) the Employee terminates his employment within thirty (30) days after the end of such 30-day cure period specified in clause (B). In addition, and notwithstanding anything in this Agreement to the contrary, in connection with a pandemic, national emergency or other event that provides (or is expected to provide) a significant disruption to the Company’s business, the compensation and/or benefits set forth in this Agreement may be reduced if such reduction applies generally to the Company’s officers, and no such reduction (individually or combined with any other reduction(s)) shall give rise to Good Reason or be treated as a breach of this Agreement.

1.12 “Invented” means made, conceived, invented, authored, or first actually reduced to practice (in any case, whether partially or fully).

1.13 “Invention” means any invention, formula, therapy, diagnostic technique, discovery, improvement, idea, technique, design, method, art, process, methodology, algorithm, machine, development, product, service, technology, strategy, software, work of authorship or other Works (as defined in Section 4.11), trade secret, innovation, trademark, data, database, or the like, whether or not patentable, together with all intellectual property rights therein.

1.14 “Note Payment Date” shall have the meaning ascribed to it in that certain Amended and Restated Merger Agreement, by and among PAG, Precision Aerospace Aerodyn Merger Sub, Inc., a Delaware corporation, Aerodyn Engineering Holdings, Inc., an Indiana corporation, the Company and the Employee, dated December 16, 2024.

1.15 “PAG” means Precision Aerospace Group, Inc., a Florida corporation and the sole stockholder of the Company.

1.16 “PAG Board” means the Board of Directors of PAG.

1.17 “PAG Common Stock” means authorized shares of the common stock of PAG, par value $0.001 per share.

1.18 “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

1.19 “Release Agreement” has the meaning set forth in Section 4.2.5.

1.20 “Subsidiary” means, with respect to any Person, any other Person in which such first Person has a direct or indirect equity ownership interest of at least 50%.

1.21 “Term of Employment” means the period of the Employee’s employment with the Company under this Agreement, including the Initial Term and any extensions thereof.

1.22 “Termination Date” means the date the Employee’s employment with the Company terminates for any reason.

2. Employment.

2.1 Employee’s Representations. The Employee represents that (i) the Employee is entering into this Agreement voluntarily and that the Employee’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by the Employee of any agreement to which the Employee is a party or by which the Employee may be bound, and does not violate any duties owed by Employee to other third parties and (ii) in connection with the Employee’s employment with the Company or any other member of the Company Group, the Employee will not (A) violate any non-competition, non-solicitation or other similar covenant or agreement by which the Employee is or may be bound or (B) use any confidential or proprietary information that the Employee may have obtained in connection with the Employee’s employment or engagement with any other Person.

2.2 Term; Position; Duties and Responsibilities. Subject to Section 4 below, the Employee agrees to be employed by the Company on a full-time basis, beginning on the Effective Date and continuing for a period of two (2) years thereafter (the “Initial Term”); provided, however, that this Agreement shall be automatically renewed for successive terms of one (1) year each unless either party provides written notice of non-renewal to the other party at least ninety (90) days before the end of the then current term, in which case no further automatic extension shall occur. The Employee shall be employed as the Company’s Chief Executive Officer, with such duties and responsibilities that are consistent with such position as may be assigned by the Company’s Board. In addition, during the Term of Employment, the Employee shall serve in such other officer and/or director positions with any member of the Company Group (for no additional compensation) as may be determined by the Company’s Board. The Employee further agrees that, during the Term of Employment, he shall not knowingly take any action that is contrary to, or in conflict with, the best interests of the Company Group. The Employee’s principal place of employment will be at the Company’s office in Indianapolis, Indiana, subject to the Company’s right to relocate the Employee up to 30 miles from Indianapolis, Indiana or any other location at which the Employee worked immediately prior to such relocation.

2.3 Reporting. During the Term of Employment, the Employee shall report to the Company’s Board, and the Employee shall diligently and conscientiously devote the Employee’s full business time, attention, energy, skill and best efforts to the business and affairs of the Company Group. Notwithstanding the foregoing, the Employee may (a) continue to serve as a member of the board of any organization listed in Exhibit A hereto, (b) serve on other boards as may be approved by the Company’s Board in their sole discretion, (c) engage in educational, charitable and civic activities and (d) manage the Employee’s personal and business investments and affairs, so long as such activities (i) do not, individually or in the aggregate, interfere with the performance of the Employee’s duties under this Agreement and (ii) are not contrary to the interests of the Company Group or competitive in any way with the Company Group. Subject to the foregoing, during the Term of Employment, the Employee shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other Person, whether for compensation or otherwise, without the prior written consent of the Company’s Board.

3. Compensation and Other Benefits.

3.1 Base Salary. During the Term of Employment, the Employee shall receive an initial base salary per annum of $250,000, which shall be payable in cash in accordance with the Company’s normal payroll practices as in effect from time to time. During the Term of Employment, the Company’s Board may review the Employee’s base salary and the Company’s Board may, in its sole discretion, increase (but not decrease) such base salary by an amount it determines to be appropriate. The Employee’s base salary, as may be in effect from time to time, is referred to herein as “Base Salary.”

3.2 Annual Bonus. During the Term of Employment, the Employee shall be eligible to earn an annual performance bonus based on the achievement of the performance goals established by the Company’s Board and approved by the PAG Board, in its sole discretion, with an annual target bonus opportunity of up to 20% of the Base Salary and the potential to earn a higher bonus for above target performance, with the amount of any such bonus to be determined by the Company’s Board and approved by the PAG Board, in its sole discretion (the “Annual Bonus”). Any earned Annual Bonus shall be paid in cash as a lump sum by no later than 30 days after the end of the applicable performance period. Except as set forth in Section 4.2, the Employee must be employed by the Company on the bonus payment date in order to receive an earned Annual Bonus with respect to any performance period.

3.3 Equity Grants. During the Term of Employment, the Employee shall be eligible for equity or equity-based awards payable in options, warrants or shares of PAG Common Stock, which may be granted to the Employee at such times, in such amounts, and in such manner as the Company’s Board may determine and as approved by the PAG Board, in its sole discretion. Any such equity or equity-based awards shall be subject to the terms and conditions set forth in the applicable plan and award agreement.

3.4 Expense Reimbursement. During the Term of Employment, the Company shall reimburse the Employee’s reasonable and necessary business expenses incurred in connection with performing the Employee’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

3.5 Benefit Plans; Vacation. During the Term of Employment, the Employee shall be entitled to participate in all broad-based employee benefit plans and programs maintained from time to time for the benefit of the Company’s employees (e.g., medical, dental and disability benefits) to the extent that the Employee satisfies the eligibility requirements of such plans or programs (including, without limitation, minimum hours worked) and subject to applicable law and the terms and conditions of such plans or programs; provided, however, that the Company may amend, modify or terminate any such plans or programs at any time in its discretion. During the Term of Employment, the Employee shall be entitled an allotment of 21 days of paid time off per calendar year, pro-rated for partial years, or such greater amount provided for pursuant to the Company’s paid time off policy, as in effect from time to time, in each case, subject to the terms and conditions of such policy.

4. Termination. The Company and the Employee shall each have the right to terminate this Agreement as set forth in this Section 4. Upon the Termination Date, the Employee shall be deemed to have immediately resigned from any and all officer, director (unless otherwise directed in writing by the Company) and other positions the Employee then holds with the Company, the Company Group and their respective Affiliates (and this provision shall be deemed to constitute notice of resignation by the Employee without any further action by the Employee), and the Employee agrees to execute and deliver such further instruments as are requested by the Company in furtherance of the foregoing. Except as expressly provided in Section 4.2, all rights the Employee may have to receive compensation or employee benefits from the Company or its Affiliates shall terminate immediately upon the Termination Date without further action by the Company or the Employee.

4.1 General; Company Termination; Employee Termination. The Company may terminate the Term of Employment and the Employee’s employment hereunder at any time (a) with Cause (as provided in Section 1.3) upon written notice to Employee, (b) without Cause upon written notice to Employee, or (c) due to Disability upon written notice to the Employee. The Employee may terminate the Term of Employment and the Employee’s employment hereunder (x) for Good Reason (as provided in Section 1.11) upon written notice to the Company, or (y) without Good Reason by delivery of not less than one hundred eighty (180) days’ advanced written notice to the Company; provided, that following its receipt of the Employee’s notice of termination without Good Reason, the Company may elect to reduce the notice period and cause the Termination Date to occur earlier than provided in Employee’s notice, and no such action by the Company shall entitle the Employee to notice pay, severance pay or benefits or pay in lieu of notice or lost wages or benefits. In addition, the Term of Employment and the Employee’s employment with the Company hereunder shall terminate immediately upon the Employee’s death.

4.2 Separation Payments.

4.2.1 General. Except as otherwise provided in this Section 4.2, in the event that the Employee’s employment with the Company terminates for any reason, the Employee (or the Employee’s estate or legal representative, as applicable) shall be entitled to receive only (a) the cash portion of the Base Salary earned but unpaid through the Termination Date, paid in accordance with the Company’s normal payroll policies (or at such earlier time as required by applicable law), (b) any accrued but unused vacation in accordance with the Company’s policies and applicable law, (c) any unreimbursed business expenses incurred prior to the Termination Date that are otherwise reimbursable, with such expenses to be reimbursed in accordance with the Company’s expense reimbursement policies (as may be in effect from time to time), and (d) any vested benefits earned by the Employee under any employee benefit plan of the Company or its Affiliates under which the Employee was participating immediately prior to the Termination Date, with such benefits to be provided in accordance with the terms of the applicable employee benefit plan (the items described in the foregoing clauses (a) through (d), collectively, the “Accrued Benefits”). All other rights the Employee may have to compensation and employee benefits from the Company or any of its Affiliates, other than as set forth in Sections 4.2.2, 4.2.3 or 4.2.4, shall immediately terminate upon the Termination Date.

4.2.2 Death and Disability. In the event that the Employee’s employment is terminated due to the Employee’s death or by the Company due to Disability, in either case, during the Term of Employment, then in addition to the Accrued Benefits, and subject to Section 4.2.5, the Employee (or the Employee’s estate or legal representative, as applicable) shall be entitled to receive: (a) the Annual Bonus earned in the fiscal year immediately preceding the fiscal year in which such termination occurred, to the extent that such Annual Bonus is unpaid as of the Termination Date, payable in cash, as determined by the Company’s Board and approved by the PAG Board, at the same time as if no such termination had occurred (the “Unpaid Prior Year Bonus”); (b) the Annual Bonus up to 20% of the Employee’s then Base Salary multiplied by a fraction, (i) the numerator of which is the number of days Employee was employed during the applicable fiscal year up to the Termination Date, and (ii) the denominator of which is the number of days in such fiscal year, payable in cash, as determined by the Company’s Board and approved by the PAG Board, at the same time that such Annual Bonus would otherwise have been payable to the Employee if no such termination had occurred; (c) if the Employee, including its eligible dependents, is eligible for, and timely elect, COBRA continuation coverage, the Company shall reimburse the Employee (or the Employee’s estate or legal representative, as applicable) for the COBRA premiums for the Employee and its eligible dependents under the Company’s medical, dental and vision benefit plans for a period of 12 months immediately following the Termination Date (the “COBRA Benefit”); provided, however, that notwithstanding the foregoing, if the COBRA Benefit or the coverage received from the COBRA Benefit would result in any fine, penalty or tax on the Company, any of its Affiliates, or the Employee (under Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, or otherwise), the COBRA Benefit shall be considered additional taxable severance compensation to the Employee and applicable payroll tax withholdings shall apply to the COBRA Benefit; provided further, that the COBRA Benefit shall cease earlier if the Employee or its dependents become eligible for health coverage under the health plan of another employer; and (d) to the extent the following will not result in a violation of Section 409A, with respect to each equity award received by Employee from PAG that is outstanding as of the Termination Date, accelerated vesting immediately upon the Termination Date of any equity award the greater of (x) the portion of the unvested equity award that would have become vested within 12 months after the Termination Date had the Employee remained employed by the Company during such 12-month period (without regard for the vesting schedule set forth in any applicable plan or agreement governing such equity award) or (y) the portion of the unvested equity award that is subject to accelerated vesting (if any) upon such termination under the applicable equity plan or award agreement; provided, however, that any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at not less than target performance; and provided, further, that, with respect to any equity award that is in the form of a stock option or stock appreciation right, the option or stock appreciation right shall remain outstanding and exercisable for 12 months following the Termination Date or, if longer, such period following the Termination Date as provided under the applicable equity plan or award agreement (but in no event beyond the expiration date of the applicable option or stock appreciation right). All other rights the Employee may have to compensation and employee benefits from the Company, the Company Group or any of their respective Affiliates, other than as set forth in this Section 4.2.2, shall immediately terminate upon the Termination Date.

4.2.3 Termination Without Cause or for Good Reason - Not In Connection with a Change of Control. If, during the Term of Employment, the Employee’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Employee for Good Reason, in either case, and such termination is not covered by Section 4.2.4, then the Employee shall be entitled to receive the Accrued Benefits and, subject to Section 4.2.5: (a) the Unpaid Prior Year Bonus, with such amount to be payable, as determined by the Company’s Board and approved by the PAG Board, in cash at such time that such bonus would otherwise have been payable to the Employee if no such termination had occurred; (b) the Annual Bonus up to 20% of the Employee’s then Base Salary multiplied by a fraction, (i) the numerator of which is the number of days Employee was employed during the applicable fiscal year up to the Termination Date, and (ii) the denominator of which is the number of days in such fiscal year, payable in cash, as determined by the Company’s Board and approved by the PAG Board, at the same time that such Annual Bonus would otherwise have been payable to the Employee if no such termination had occurred; (c) continuation of the Base Salary as of the Termination Date for six (6) months immediately following the Termination Date, with all portions of such Base Salary to be paid in cash in substantially equal installments in accordance with the Company’s normal payroll policies, with the first such payment to be made on the 60th day following the Termination Date and to include a catch-up covering any payroll dates between the Termination Date and the date of the first payment; and (d) the COBRA Benefit for a period of 12 months immediately following the Termination Date; provided, however, that notwithstanding the foregoing, if the COBRA Benefit or the coverage received from the COBRA Benefit would result in any fine, penalty or tax on the Company, any of its Affiliates, or the Employee (under Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, or otherwise), the COBRA Benefit shall be considered additional taxable severance compensation to the Employee and applicable payroll tax withholdings shall apply to the COBRA Benefit; provided further, that the COBRA Benefit shall cease earlier if the Employee (or his dependents) become eligible for health coverage under the health plan of another employer. All other rights the Employee may have to compensation and employee benefits from the Company, the Company Group or any of their respective Affiliates, other than as set forth in this Section 4.2.3, shall immediately terminate upon the Termination Date.

4.2.4 Termination Without Cause or for Good Reason - In Connection with a Change of Control. If, during the Term of Employment, the Employee’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Employee for Good Reason, in either case, (a) upon or within 24 months following a Change of Control or (b) within 120 days prior to a Change of Control, then the Employee shall be entitled to receive the Accrued Benefits and, subject to Section 4.2.5: (i) the Unpaid Prior Year Bonus, with such amount to be payable in cash and/or shares of Parent Common Stock (as determined in the discretion of the Board) at such time that such bonus would otherwise have been payable to the Employee if no such termination had occurred; (ii) the Annual Bonus up to 20% then Base Salary multiplied by a fraction, (A) the numerator of which is the number of days Employee was employed during the applicable fiscal year up to the Termination Date, and (B) the denominator of which is the number of days in such fiscal year, payable in cash, as determined by the Company’s Board and approved by the PAG Board, at the same time that such Annual Bonus would otherwise have been payable to the Employee if no such termination had occurred; (C) a lump sum payment equal to 12 months of the Employee’s then-salary, with such payment to be paid in cash on the first payroll date after the effective date of the release (as described in Section 4.2.5) and in all events no later than 70 days after such termination and (D) a payment equal to 18 times the monthly COBRA premium for Employee and its eligible dependents (at the rate in effect for Employee’s coverage at the time of his termination, regardless of whether Employee elects COBRA coverage), with one-third of such payment to be paid in cash on the first payroll date after the effective date of the release (as described in Section 4.2.5) and in all events no later than 70 days after such termination, and with the remaining two-thirds to be paid according to the same schedule as the COBRA Benefit is provided in Section 4.2.2(c) (i.e., in installments over 12 months immediately following the Termination Date). Notwithstanding the foregoing, in the event that a termination described in Section 4.2.4(b) above occurs, then the payments described in clauses (iii) and (iv) of this Section 4.2.4 shall be paid over the same nine-month period (or the same 12-month period, as applicable) and in the same manner as set forth in Section 4.2.3(c) and 4.2.3(d), respectively, rather than being paid in a lump sum. In addition, if (and only if), during the Term of Employment, the Employee’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Employee for Good Reason, in either case, upon or within 24 months following a Change of Control or within 90 days prior to a Change of Control, then, to the extent the following will not result in a violation of Section 409A, the Employee shall be entitled to, in addition to the Accrued Benefits and the payments set forth in the foregoing clauses (i) through (iv), and subject to Section 4.2.5, immediate and full accelerated vesting of all equity awards received by Employee from PAG that are outstanding as of the Termination Date without regard for the vesting schedule set forth in any applicable plan or agreement governing such equity awards; provided that, any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at not less than target performance; and provided, further, that, with respect to any equity award that is in the form of a stock option or stock appreciation right, the option or stock appreciation right shall remain outstanding and exercisable for 24 months following the Termination Date (but in no event beyond the expiration date of the applicable option or stock appreciation right). All other rights the Employee may have to compensation and employee benefits from the Company, PAG or any of their respective Affiliates, other than as set forth in this Section 4.2.4, shall immediately terminate upon the Termination Date.

4.2.5 Release Requirement. Payment and provision of the benefits set forth in Sections 4.2.2, 4.2.3 and 4.2.4 (other than the Accrued Benefits) is subject to the Employee’s (or, as applicable, the Employee’s estate’s or legal representative’s) execution of a general release of claims and covenant not to sue in a form substantially similar to the form attached hereto as Exhibit B, the Release Agreement, such that such release becomes effective, with all revocation periods having expired unexercised, within sixty (60) days after the Termination Date. Notwithstanding the foregoing, if payment of any of the severance benefits set forth in Sections 4.2.2, 4.2.3 or 4.2.4 (other than the Accrued Benefits) could commence in more than one taxable year based on when the release could become effective, then to the extent required by Section 409A (as defined below), any such payments that would have been made during the calendar year in which the Employee’s employment terminates instead shall be withheld and paid on the first payroll date in the calendar year immediately after the calendar year in which the Employee’s employment terminates, with all remaining payments to be made as if no such delay had occurred.

4.2.6 Violation of Restrictive Covenants. Without limiting the remedies provided to the Company and its Affiliates as set forth in this Article 4, upon the Employee’s breach of any of the Restrictive Covenants (as defined below in Section 4.3), other than any immaterial or unintentional breach by the Employee of the confidentiality obligations set forth in Section 4.8, the Company will have no obligation to continue to pay or provide any of the compensation or benefits under Section 4.2 (other than the Accrued Benefits).

4.3 Restrictive Covenants. As an inducement and as essential consideration for the Company to enter into this Agreement, and in exchange for other good and valuable consideration, the Employee hereby agrees to the restrictive covenants contained in Sections 4.4 through 4.8 (the “Restrictive Covenants”). The Company and the Employee agree that the Restrictive Covenants are essential and narrowly tailored to preserve the goodwill of the business of the Company and its Affiliates, to maintain the confidential and trade secret information of the Company and its Affiliates, and to protect other legitimate business interests of the Company and its Affiliates, and that the Company would not have entered into this Agreement without the Employee’s agreement to the Restrictive Covenants. For purposes of the Restrictive Covenants, each reference to “Company,” “Company Group” and “Affiliate,” shall also refer to the predecessors and successors of the Company, the members of the Company Group and any of their respective Affiliates (as the case may be).

4.4 Non-use of Inventions. During the period commencing on the Effective Date and ending 24 months after the Termination Date, regardless of the reason for Employee’s termination of employment, the Employee shall not, anywhere in the United States, use any of the Company’s Inventions, trade secrets or other Confidential Information in a way that would harm the business or reputation of the Company Group or otherwise with the purpose to engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of any business or entity that develops, sells or provides products or services competitive with the products or services developed, sold or provided by any member of the Company Group. Notwithstanding the foregoing, nothing in this Section 4.4 shall prevent the Employee from owning, as a passive investor, up to two percent (2%) of the securities of any entity that are publicly traded on a national securities exchange. For the avoidance of doubt, nothing in this Section 4.4 prevents the Employee from working in the aerospace industry as long as such positions and activities are not competitive with the business of the Company Group.

4.5 Non-Solicitation of Customers. During the period commencing on the Effective Date and ending 24 months after the Termination Date, regardless of the reason for Employee’s termination of employment, the Employee shall not, for purposes of providing products or services that are competitive with those provided by any member of the Company Group, on the Employee’s own behalf or on behalf of any other Person, solicit any customer or client of any member of the Company Group with whom the Employee had contact, solicited, or served within the twelve (12) months prior to the Termination Date.

4.6 Non-Solicitation of Employees and Independent Contractors. During the period commencing on the Effective Date and ending 24 months after the Termination Date, regardless of the reason for Employee’s termination of employment, the Employee shall not (except on the Company’s behalf during the Term of Employment), on the Employee’s own behalf or on behalf of any other Person, solicit for employment or engagement any individual who (a) is employed by, or an independent contractor of, any member of the Company Group at the time of such solicitation or (b) was employed by, or an independent contractor of, any member of the Company Group within 3 months prior to such solicitation.

4.7 Non-Disparagement. During the period commencing on the Effective Date and ending 24 months after the Termination Date, the Employee shall not, directly or through any other Person make any public statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign the Company, PAG or the Company Group, or any of their respective businesses, products, services, activities, operations, affairs, reputations or prospects; or any of their respective officers, directors, partners (general and limited), members or shareholders. For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a Person if such statement could be reasonably construed to adversely affect the opinion any other Person may have or form of such first Person. The foregoing limitations shall not be violated by truthful statements made by the Employee (a) to any governmental authority, (b) which are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (c) in connection with any legal action or proceeding by and between the Employee and any member of the Company Group, or (d) in the good faith performance of Employee’s employment or service duties while employed by any member of the Company Group.

4.8 Confidentiality; Return of Property. During the Term of Employment and at all times thereafter, the Employee shall not, without the prior express written consent of the Company, directly or indirectly, use on the Employee’s behalf or on behalf of any other Person, or divulge, disclose or make available or accessible to any Person, any Confidential Information, other than when required to do so in good faith to perform the Employee’s duties and responsibilities hereunder while employed by any member of the Company Group, when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. In the event that the Employee becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information, then prior to such disclosure, the Employee will, if permitted by applicable law, provide the Board with prompt written notice so that the Company may seek (with the Employee’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, then the Employee will furnish only that portion of the Confidential Information which is legally required, and will use commercially reasonable efforts to cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. In addition, the Employee shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Employee’s duties under this Agreement while employed by any member of the Company Group). The Employee shall also proffer to the Board’s designee, no later than the Termination Date (or upon the earlier request of the Company) (or as soon as reasonably practical after the Termination Date), and without retaining any copies, notes or excerpts thereof, all property of the Company and its Affiliates, including, without limitation, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in the Employee’s actual or constructive possession or which are subject to the Employee’s control at such time. To the extent the Employee has retained any such property or Confidential Information on any electronic or computer equipment belonging to the Employee or under the Employee’s control, the Employee agrees to so advise Company and to follow Company’s instructions in permanently deleting all such property or Confidential Information and all copies. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law (1) for the disclosure of a trade secret that (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) if, in connection with any lawsuit filed by the Employee for retaliation by the Company for reporting a suspected violation of law, the Employee discloses a trade secret to his attorney and uses the trade secret information in the court proceeding, if the Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

4.9 Ownership of Inventions. The Employee acknowledges and agrees that all Company Inventions (including all intellectual property rights arising therein or thereto, all rights of priority relating to patents, and all claims for past, present and future infringement, misappropriation relating thereto), and all Confidential Information, hereby are and shall be the sole and exclusive property of the Company (collectively, the “Company IP”). The Employee further acknowledges and agrees that any rights arising in the Employee in any Invention Invented by the Employee, whether alone or jointly with others, during the twelve (12) months following the Termination Date and relating in any way to work performed by the Employee for any member of the Company Group during the Employee’s employment with or service for any member of the Company Group (“Post-employment Inventions”), shall hereby be deemed to be Company Inventions and the sole and exclusive property of the Company; provided, however, that the Company’s Board in its sole discretion may elect to compensate the Employee for any Post-employment Inventions. For consideration acknowledged and received, the Employee hereby irrevocably assigns, conveys and sets over to the Company all of the Employee’s right, title and interest in and to all Company IP. The Employee acknowledges and agrees that the compensation received by the Employee for employment or services provided to the Company is adequate consideration for the foregoing assignment. The Employee further agrees to disclose in writing to the Company’s Board any Company Inventions (including, without limitation, all Post-employment Inventions), promptly following their conception or reduction to practice. Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Company Invention pertains, a clear understanding of the nature, purpose, operations, and other characteristics of the Company Invention. The Employee agrees to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company or its designee the ownership of the Company Inventions, without compensation beyond that provided in this Agreement. The Employee further agrees, upon the request of the Company and at its expense, that the Employee will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Company Invention. The Employee further agrees, whether or not the Employee is then an employee or other service provider of any member of the Company Group, upon request of the Company, to provide reasonable assistance with respect to the perfection, recordation or other documentation of the assignment of Company IP hereunder, and the enforcement of the Company’s rights in any Company IP, and to cooperate to the extent and in the manner reasonably requested by the Company in any litigation or other claim or proceeding (including, without limitation, the prosecution or defense of any claim involving a patent) involving any Company IP covered by this Agreement, without further compensation but all reasonable out-of-pocket expenses incurred by the Employee in satisfying the requirements of this Section 4.9 shall be paid by the Company or its designee. The Employee shall not, on or after the date of this Agreement, directly or indirectly challenge the validity or enforceability of the Company’s ownership of, or rights with respect to, any Company IP, including, without limitation, any patent issued on, or patent application filed in respect of, any Company Invention.

4.10 Works for Hire. The Employee also acknowledges and agrees that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by the Employee, whether alone or jointly with others (and whether before, on or after the Effective Date), (a) in the course of, in connection with, or as a result of the Employee’s employment or other service with any member of the Company Group, (b) at the direction or request of any member of the Company Group, or (c) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, intellectual property or other resources of any member of the Company Group, whether or not during the Employee’s work hours (“Works”), are works made for hire as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company and all rights therein will automatically vest in the Company without the need for any further action by any party. To the extent any such Works are not deemed to be works made for hire, for consideration acknowledged and received, the Employee hereby waives any “moral rights” in such Works and the Employee hereby irrevocably assigns, transfers, conveys and sets over to the Company or its designee, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agrees to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its designee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works.

4.11 Cooperation. During the Term of Employment and for a period of 24 months after the Termination Date, the Employee agrees to cooperate with the Company Group in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which the Employee has knowledge or that may relate to the Employee or the Employee’s employment or service with any member of the Company Group; provided, however, that the foregoing cooperation obligations shall not unreasonably interfere with Employee’s employment or personal duties and obligations. The Employee’s obligation to cooperate hereunder includes, without limitation, being reasonably available to the Company Group upon reasonable notice for interviews and factual investigations, appearing for depositions, volunteering to the Company Group pertinent information, and turning over to the Company Group all relevant documents which are or may come into the Employee’s possession. The Company shall promptly reimburse the Employee for the reasonable out of pocket expenses incurred by the Employee in connection with such cooperation and, unless prohibited by applicable law.

4.12 Injunctive Relief. The Employee acknowledges and agrees that the Company and its Affiliates will have no adequate remedy at law and would be irreparably harmed if the Employee breaches or threatens to breach any of the Restrictive Covenants. The Employee agrees that the Company and its Affiliates shall be entitled to equitable and/or injunctive relief (without necessity of posting a bond or undertaking in connection therewith) to prevent any breach or threatened breach of any of the Restrictive Covenants, and to specific performance of each of the terms thereof, in each case, in addition to any other legal or equitable remedies that the Company and its Affiliates may have, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing any of the Restrictive Covenants. The Employee further agrees that (a) any breach or claimed breach of the provisions set forth in this Agreement by, or any other claim the Employee may have against, the Company or any of its Affiliates will not be a defense to enforcement of any Restrictive Covenant and (b) the circumstances of the Employee’s termination of employment with the Company will have no impact on the Employee’s obligations to comply with any Restrictive Covenant. The Restrictive Covenants are intended for the benefit of the Company and each of its Affiliates. Each Affiliate of the Company is an intended third-party beneficiary of the Restrictive Covenants, and each Affiliate of the Company, as well as any successor or assign of the Company or such Affiliate, may enforce the Restrictive Covenants. The Employee further agrees that the Restrictive Covenants are in addition to, and not in lieu of, any non-solicitation, protection of confidential information or intellectual property, or other similar covenants in favor of the Company or any of its Affiliates by which the Employee may be bound.

4.13 Tolling During Periods of Breach. The parties hereto agree and intend that the Restrictive Covenants (to the extent not perpetual) be tolled during any period that the Employee is in breach of any such Restrictive Covenant, with such tolling to cease with respect to a Restrictive Covenant once the Employee is in compliance with such Restrictive Covenant, so that the Company and its Affiliates are provided with the full benefit of the restrictive periods set forth herein.

4.14 Notification of New Employer. In the event that the Employee is employed or otherwise engaged by any other Person following the Termination Date, the Employee consents to the notification by Company, PAG, and their Affiliates of such Person of the Restrictive Covenants.

5. Miscellaneous.

5.1 Applicable Law. Except for the Indemnification provision set forth in Section 5.16 of this Agreement which shall be governed by and construed in accordance with the applicable laws of State of Delaware, applied without reference to principles of conflicts of law thereof, this Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, applied without reference to principles of conflicts of law.

5.2 Venue. The parties hereto agree that any legal actions or proceeding arising out of or relating to this Agreement, or the Employee’s employment by, or service with any member of the Company Group or the termination thereof shall be litigated exclusively in a state or federal court having appropriate subject matter jurisdiction located in or whose judicial jurisdiction encompasses or serves the State of Indiana, and the parties hereto agree to appear before and submit exclusively to personal jurisdiction and venue of the state and federal courts located in Indiana with respect to such controversy, dispute or claim. The parties hereto also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of personal jurisdiction.

5.3 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THE EMPLOYEE’S EMPLOYMENT BY, OR SERVICE WITH, ANY MEMBER OF THE COMPANY GROUP OR THE TERMINATION THEREOF, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

5.4 Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

5.5 Notices. All notices and other communications hereunder shall be in writing, and shall be given by hand-delivery to the other party, by reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed to such address as such party shall have furnished to the other in writing in accordance herewith. All such notices shall be deemed to have been duly given: (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or via e-mail (without notice of failed delivery or transmission); or (c) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

5.6 Clawback. The Employee expressly acknowledges and agrees that Employee is subject to any clawback policy relating to bonus or incentive compensation of the Company as in effect from time to time, and any bonus or incentive compensation provided under this Agreement (whether payable in cash or equity or equity based awards) may be reduced or be subject to recoupment pursuant t any such policy as in effect from time to time.

5.7 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as are required to be withheld pursuant to any applicable law or regulation.

5.8 Code Section 409A Compliance.

5.8.1 The provisions of this Agreement are intended to comply with Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment or provision of any benefit to Employee under Section 409A (without increasing the cost to the Company).

5.8.2 To the extent that Employee will be reimbursed for costs and expenses or be provided in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year immediately following the taxable year in which Employee incurred the expense.

5.8.3 To the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

5.8.4 Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short- term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other separation payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Section 409A being subject to Section 409A.

5.8.5 Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination, then only that portion of the severance and benefits payable to Employee pursuant to this Agreement, if any, and any other severance payments or separation benefits, in either case, which may be considered deferred compensation under Section 409A that is payable on account of the Employee’s termination (other than by reason of death) (together, the “Deferred Compensation Separation Benefits”) that are due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in one lump sum payment on the date that is six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following termination but prior to the six (6) month anniversary of Employee’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum within thirty (30) days after the date of Employee’s death (but not earlier than such payment would have been made absent such death) and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

5.8.6 Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates shall have any liability to the Employee or to any other Person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

5.9 Excess Parachute Payments under Code Section 280G. Notwithstanding any other provisions of this Agreement, if any “payments” (including, without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) in the nature of compensation under any arrangement that is considered contingent on a Change of Control for purposes of Section 280G of the Code, together with any other payments that the Employee has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member or from any other Person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), such “payments” may, at the Employee’s sole election, be reduced to the largest amount that will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code. Any such reduction in “payments” shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value (with the highest value reduced first); then any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value), with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and finally any other non-cash benefits will be reduced (in the order of latest scheduled payments to earliest scheduled payments). All calculations hereunder shall be performed by a nationally recognized independent accounting firm selected by the Company, with the full cost of such firm being borne by the Company. Any determinations made by such firm shall be final and binding on the Employee and the Company.

5.10 Severability. The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the Restrictive Covenants be reasonable in duration, geographic scope and in all other respects. The Employee agrees that the Restrictive Covenants, including, without limitation, the duration, geographic scope and activity restrictions of each restriction, are reasonable in light of the Employee’s senior position. However, if for any reason any court of competent jurisdiction shall find any provisions of the Restrictive Covenants unreasonable in duration or geographic scope or otherwise, it is the intention of the parties that the restrictions and prohibitions contained therein shall be modified by the court to be effective to the fullest extent allowed under applicable law in such jurisdiction.

5.11 Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.12 Counterparts. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document.

5.13 Entire Agreement. This Agreement contains the entire agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties and their respective Affiliates relating to such subject matter (including, without limitation, any term sheet or offer letter).

5.14 Survivorship. The provisions of Article 1, Article 5, Section 2.1 and Sections 4.4 through 4.15 shall survive the termination of the Term of Employment, the termination of Employee’s employment with the Company and the termination of this Agreement, in each case, in accordance with their terms.

5.15 Successors and Assigns. The Company may assign, without the Employee’s consent, its rights and/or delegate its obligations under this Agreement to any successor of the Company, whether by operation of law, agreement or otherwise (including, without limitation, any Person who acquires all or a substantial portion of the business of the Company Group (whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction)) and, in connection with any such delegation of its obligations hereunder (but only so long as such assignee or delegee has consented in writing to be bound by the obligations hereunder) shall be released from such obligations hereunder. This Agreement may not be assigned by the Employee. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective successors and permitted assigns.

5.16 Indemnification. The Employee shall be entitled to be indemnified by the Company as provided by the Company’s Fourth Amended and Restated Limited Liability Company Agreement, dated April 27, 2023, and/or pursuant to any indemnification policy the Company may adopt or implement during the Term of Employment. Employee’s right to indemnification shall survive the termination of Employee’s employment and this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Note Payment Date.

COMPANY:

AERODYN ENGINEERING, LLC,
a Delaware limited liability company

By:	/s/ Keith Yeager
Name:	Keith Yeager
Title:	President

EMPLOYEE:

/s/ David Lawrence
David Lawrence

[Aerodyn/Lawrence Employment Agreement Signature Page]

Exhibit A

Organizations Where Employee Serves as a Board Member (or the equivalent)

●	Aerodyn Engineering, LLC
●	Aerodyn Engineering Holdings, Inc
●	Aerodyn Real Estate, LLC
●	Aerodyn Real Estate II, LLC

EXHIBIT B TO THE EMPLOYMENT AGREEMENT

EMPLOYMENT RELEASE AGREEMENT

THIS EMPLOYMENT RELEASE AGREEMENT (this “Release”), dated as of         , 2024, by           , an individual resident of              (“Employee”) and PRECISION AEROSPACE GROUP, INC., a Florida corporation (“PAG”), AERODYN ENGINEERING HOLDINGS, INC., an Indiana corporation (the “Corporation”) and AERODYN ENGINEERING, LLC, a Delaware limited liability company (the “Company”). Each of PAG, the Corporation, the Company and Employee may be referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Employment Agreement (defined below).

WHEREAS, Employee has been employed to date by the Company pursuant to the terms of that certain Employment Agreement dated as of , 2024 (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides for an initial term of two years;

WHEREAS, notwithstanding the foregoing, the Employee’s employment with the Company terminated effective as of             , 2024 pursuant to Section             of the Employment Agreement;

WHEREAS, Employee, PAG, the Corporation, and Precision Aerospace Aerodyn Merger Sub, Inc. are parties to that certain Merger Agreement, dated as of               , 2024 (the “Merger Agreement”); and

WHEREAS, pursuant to the Employment Agreement, Employee agreed to, and hereby does, execute and deliver this Release as a condition to receiving certain payment and benefits set forth in Sections 4.2.2, 4.2.3 and 4.2.4 (other than the Accrued Benefits) of the Employment Agreement.

1. Effective Release Date.

This Release shall become effective as of the date first set forth above (the “Effective Date”), unless revoked pursuant to Section 3 below.

2. Release.

(a) Except as provided in Section 2(b) below, Employee does hereby for himself and Employee’s dependents, heirs, executors, and administrators, unconditionally release, acquit and forever discharge the Company and its current and former parent companies, subsidiaries and other affiliated companies as well as any of its current or former employees, insurers, directors, officers, agents, owners, members, shareholders, employees, and assigns (the “Released Parties”), from any and all demands, causes of action, suits, charges, claims, liabilities, damages, costs and expenses of any nature whatsoever, in law or in equity, both known and unknown, and all future effects of past actions, and particularly, without limiting the generality of the foregoing, all matters relating to or arising on account of Employee’s employment with the Company, the termination of Employee’s employment with the Company, and all events arising, known or unknown, prior to the date Employee executes this Release, including, but without limiting the generality of the foregoing, all causes of action arising under or based upon:

●	the First, Fifth, Thirteenth and Fourteenth Amendments to the U.S. Constitution;

●	Title VII of the Civil Rights Act of 1964, as amended, including the Civil Rights Act of 1991, 42 U.S.C. §2000e, et. seq.;

1

●	the so-called Reconstruction Statutes, in particular Sections 1981, 1983, and 1985 of the Civil Rights Act of 1866, 42 U.S.C. §§ 1981, 1983 and 1985;

●	the Equal Pay Act of 1963, 29 U.S.C. § 206(d);

●	the Rehabilitation Act of 1973, 29 U.S.C. § 701, et. seq.;

●	the Employee Retirement Income Security Act of 1964, 29 U.S.C. § 1001, et. seq.;

●	the Americans with Disabilities Act, 42 U.S.C. § 12101, et. seq., as amended by the Americans with Disabilities Act Amendments Act of 2008;

●	the Fair Labor Standards Act, 29 U.S.C. § 201, et. seq.;

●	the Family Medical Leave Act, 29 U.S.C. § 2601, et. seq.;

●	the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. § 1961, et. seq.;

●	the Veteran’s Reemployment Rights Act, 38 U.S.C. § 2001, et. seq.;

●	the Age Discrimination in Employment Act of 1967, as amended, including the Older Worker’s Benefit Protection Act, 29 U.S.C. § 621, et seq.;

●	the Indiana Civil Rights Law;

●	the Indiana Age Discrimination Act;

●	the Indiana Employment Discrimination;

●	the Indiana Employment Discrimination Against Disabled Persons Law;

●	the Indiana Equal Pay Law;

●	the Indiana Occupational Safety and Health Act;

●	the Indiana Bring Your Gun to Work Act;

●	the Indiana Military Leave Act;

and any other local, state, or federal statue, public policy, order, or regulation, however promulgated, affecting or relating to claims or rights of Employee, including any and all suits at law or in equity, including tort, contract, or any other cognizable claim, such as breach of an express or implied contract, whether oral or written, promissory estoppel, quantum meruit, actual misrepresentation, constructive misrepresentation, defamation, including libel and slander, false light, interference with economic advantage, tortious interference with either a contract or prospective contractual relations, intentional infliction of emotional distress, invasion of privacy whether intentional or negligently caused, wrongful termination for any reason, breach of the covenant of good faith and fair dealing, prima facie tort, conversion, fraud, constructive fraud, negligent misrepresentation, gross negligence, negligence, constructive discharge, or conspiracy to commit any of the above, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, which Employee ever had, has, or can assert to have had against the Released Parties referred to above occurring at any time prior to the date of the execution of this Release.

(b) Notwithstanding the foregoing, the release terms as set forth in this Release do not include, and Employee is not releasing or waiving: (i) any claims or rights relating to any obligation of the Company or any of the other Released Parties pursuant to this Release or Section 4.2.1, Section 4.2.2, Section 4.2.3, Section 4.2.4, and Section 5.16 of the Employment Agreement; (ii) any claims or rights of Employee under the Merger Agreement and any agreements ancillary to the Merger Agreement; (iii) any rights in the nature of indemnification which Employee may have with respect to claims against Employee relating to or arising out of his employment with, or service as an officer, director, or manager of, the Company or any of the other Released Parties or applicable directors and officers liability insurance; (iv) any vested benefits or rights to which Employee is entitled under the Company’s (or any other Released Party’s) employee benefit plans or to which Employee may be entitled by law; (v) any claims or rights relating to Employee’s equity ownership in any of the of the Released Parties; or (vi) any claims or rights which cannot be waived by law, including Employee’s right to file a charge with a governmental agency or participate in an agency investigation; provided, however that Employee waives Employee’s right to recover money in connection with any administrative, judicial or other proceeding relating to a charge filed by Employee with a governmental agency brought on Employee’s behalf by a governmental agency or other third-party, and agrees to refuse to accept and to repudiate any relief obtained on Employee’s behalf in any such proceeding.

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1. Acknowledgement under the ADEA and OWBPA. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended, including the Older Worker Benefit Protection Act, 29 U.S.C. §621, et seq. (the “ADEA”). Employee also acknowledges that the consideration given for the waiver and release is in addition to anything of value to which Employee is already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that:

●	Employee’s waiver and release do not apply to any rights or claims that may arise after the date Employee executes this Release and does not revoke the same;

●	Employee has the right to consult with an attorney prior to executing this Release and is encouraged to do so;

●	Employee has twenty-one (21) days to consider this Release (although Employee may choose to voluntarily execute this Release earlier);

●	Employee has sixty days following the execution of this Release by the parties to revoke this Release;

●	If Employee decides to revoke this Release after Employee has signed it, Employee shall notify the Company, in writing, of Employee’s decision to revoke this Release. This written notification should be delivered to the attention of Maynard Hellman as provided under Section 12 below; and

●	If the Employee does not revoke this Release during the sixty days after termination, this Release shall be deemed to have become effective and Employee’s employment with the Company terminated as of the Effective Date.

2. No Future Employment. In further consideration for the promises made herein, Employee agrees that Employee will not, in the future, knowingly seek or accept employment with the Company, either as an employee, a contingent worker, or an independent contractor. Employee understands and acknowledges that the Company has no obligation to hire Employee as an employee or retain Employee as a contingent worker or an independent contractor, and that any refusal to hire or retain Employee will not subject the Company, any of its parents, subsidiaries and/or affiliated companies to liability on any grounds.

3. No Admission of Liability. The parties agree and acknowledge that the consideration exchanged herein does not constitute and shall not be construed as constituting an admission of any sort by either party and shall not be used as evidence of liability or wrongdoing on the part of any party to this Release.

4. Severability. The parties agree further that the provisions of this Release will be deemed severable, and if any part of this Release be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Release or the application thereof to any person or circumstances, other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

5. No Waiver. No waiver of any of the terms of this Release shall be valid unless in writing and signed by both parties.

6. Modification. This Release cannot be modified except in writing signed by both parties.

7. Governing Law; Jurisdiction; and Venue. This Release shall be governed in all respects by the laws of the State of Indiana. The parties hereto agree to appear before and submit exclusively to personal jurisdiction and venue of the state and federal courts located in Indiana with respect to such controversy, dispute or claim.

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8. Multiple Counterparts. This Release may be executed in one or more counterparts, all of which shall constitute one agreement. A signed copy shall have the same force and effect as an original. Copies of executed counterparts of this Release transmitted by electronic transmission (including by email or in .pdf format) as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Release.

9. Post-Employment Covenants. Employee acknowledges that Employee’s post-employment covenants of confidentiality, non-disclosure, non-solicitation, and non-competition under any agreement with the Company, if any, remain in force and are not replaced or modified by this Release.

10. Notices. Any notice, demand, instruction, request or desired to be given pursuant hereto shall, unless changed by written notice given by either party to the other pursuant hereto, be given in writing and directed to the Company and Employee as follows:

If to Employee:	David Lawrence
10593 N. Country Road, 800 E.
Brownsburg, Indiana 46112
Email: dlawrence@aerodyneng.com

If to the Company:	Aerodyn Engineering Holdings, Inc.
or Aerodyn Engineering LLC c/o Precision Aerospace 20900 NE 30th Ave., 8th Floor Aventura, Florida 33180 Attn: Maynard Hellman, CEO
Email: mhellman@mhellmanlaw.com

Except as otherwise expressly permitted herein, all notices, demands, instructions, requests or documents required, desired or permitted to be given hereunder shall be deemed effective when: (i) received via email or other electronic means (including facsimile), with electronic confirmation of delivery; or (ii) as applicable, personally delivered with signed receipt, when delivered by overnight courier with signed receipt or when delivered by United States certified mail, postage prepaid and return receipt requested.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Release to be effective as of the day and year first above written.

COMPANY:

AERODYN ENGINEERING, LLC,
a Delaware limited liability company

By:
Name:
Title:

EMPLOYEE:

David Lawrence

[Signature page to Lawrence Employment Release]

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